Exhibit 99.1

IMPCO Technologies Confirms Compliance with Nasdaq Continued Listing Standards

Upon Filing Form 10-K Following Receipt of Notice of Potential Delisting

Cerritos, California // April 7, 2005 // PRNewswire // IMPCO Technologies, Inc. (Nasdaq: “IMCO”) announced today that a Nasdaq Senior Analyst has confirmed that the Company is now in compliance with the standards for continued listing on Nasdaq following yesterday’s filing of the Company’s annual report on Form 10-K.

The Company had received a notice from The Nasdaq Stock Market Inc., on April 6, 2005, that the Company’s securities were subject to potential delisting due to the fact that it was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) as a result of the Company’s failure to file its annual report on Form 10-K on a timely basis.

About IMPCO Technologies

IMPCO Technologies, Inc., along with its wholly owned subsidiary, BRC, S.r.l., is a leading source of advanced alternative fuel systems technology and components for internal combustion engines. Our products enable these engines to function using efficient, environmentally friendly gaseous fuels such as propane, natural gas and biogas. IMPCO/BRC products improve efficiency and performance while reducing emissions. IMPCO is a major supplier to original equipment manufacturers and the aftermarket in the bus and truck, industrial and power generation markets, as well as to the automotive aftermarket. BRC is a world leader in alternative fuel systems in the automobile and light transportation sectors. IMPCO and BRC support a global aftermarket through a network of more than 400 distributors and dealers, and 12 regional offices.

For further information, please contact Dale Rasmussen, Vice President, Investor Relations.

Phone: +1-206-315-8242

Fax: +1-206-315-8301